Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 1 (“Supplemental Indenture”), dated as of April 10, 2014, among Sirius XM Radio Inc. a Delaware corporation (the “Company”), the guarantors listed on the signature pages hereto (each a “Guarantor” and together, the “Guarantors”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”) and as notes collateral agent under the Indenture (the “Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented to the date hereof, including by this Supplemental Indenture, the “Indenture”), dated as of August 13, 2012 providing for the issuance of 5.25% Senior Notes due 2022 (the “Notes”);

WHEREAS, Section 9.01(4) of the Indenture provides, among other things, that the Company, the Guarantors and the Trustee may amend the Indenture without notice to or the consent of any Noteholder to secure the Notes;

WHEREAS, Section 9.01(6) of the Indenture provides that the Company, the Guarantors and the Trustee may amend the Indenture without notice to or the consent of any Noteholder to make any change that does not adversely affect the rights of any Noteholder; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture the legal, valid and binding obligation of the Company and each of the Guarantors have been satisfied.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and each Guarantor and the Trustee and Collateral Agent mutually covenant and agree for the equal and ratable benefit of the Noteholders as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

1.1. The Indenture is hereby amended as follows:

(i) by adding the following defined terms, to appear in proper alphabetical order in Section 1.01:

““Additional First Lien Obligations” means any Indebtedness permitted under this Indenture to be incurred and secured on an equal and ratable basis to the Liens securing the Notes with respect to the Collateral; provided, however, that the holders of Indebtedness (or their agent or representative) accede, execute or otherwise become bound by the terms of the Intercreditor Agreement or otherwise enter into an intercreditor

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agreement on customary terms reasonably acceptable to the Collateral Agent.

“Collateral” means all the assets and properties subject to the Liens created by the Security Documents that does not constitute Excluded Assets.

“Collateral Agent” means U.S. Bank National Association, a national banking association, in its capacity as the collateral agent appointed and authorized under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Excluded Assets” has the meaning provided in the Security Agreement.

“Intercreditor Agreement” means the intercreditor agreement dated as of the Supplemental Indenture Execution Date among JPMorgan Chase Bank, N.A., as administrative agent under the Senior Secured Credit Facilities, the Collateral Agent, the Trustee, the Company and the Guarantors, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture.

“Junior Lien Obligations” means any Indebtedness permitted under this Indenture to be incurred and secured by Liens ranking junior in priority to the Liens securing the Notes with respect to the Collateral, and is designated by the Company as Junior Lien Obligations; provided, however, that the holders of Indebtedness (or their agent or representative) enter into an intercreditor agreement on customary terms reasonably acceptable to the Collateral Agent.

“Notes Documents” means this Indenture, the Notes, the Security Documents and the Intercreditor Agreement.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral.

“Pledge Agreement” means the Pledge Agreement dated as of the Supplemental Indenture Execution Date among the Pledgors named therein and the Collateral Agent.

“Secured Parties” means the Noteholders, the Trustee and the Collateral Agent.

“Security Agreement” means the Security Agreement dated as of the Supplemental Indenture Execution Date among the Grantors named therein and the Collateral Agent.

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“Security Documents” means the security agreements, pledge agreements, mortgages, hypothecs, collateral assignments, deeds of trust, deeds to secure debt and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in any assets or property in favor of the Collateral Agent for the benefit of the Secured Parties as contemplated by this Indenture.

“Senior Secured Credit Facilities” means that certain Credit Agreement, dated as of December 5, 2012, among the Company, the banks, financial institutions and other investors from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

“Supplemental Indenture Execution Date” means April 10, 2014.

“Supplemental Indenture No. 1” means the Supplemental Indenture No. 1, dated as of the Supplemental Indenture Execution Date, among the Company, the Guarantors named therein, the Trustee and the Collateral Agent.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction from time to time. Unless otherwise specified, references to the Uniform Commercial Code herein refer to the New York Uniform Commercial Code.”; and

(ii) by deleting the words “[intentionally omitted]” in clause (12) of the definition of “Permitted Liens” and replacing it with the following:

“Liens securing the Notes (including, for the avoidance of doubt, any Additional Notes);”.

1.2 Section 5.01 of the Indenture is hereby amended as follows:

(i) by deleting Section 5.01(1) in its entirety and replacing it with the following:

“(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by agreements, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes, this Indenture and the Security Documents;” and

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(ii) by (x) deleting the word “and” from the end of clause (3)(B), (y) adding the word “and” to the end of clause (4) and (z) adding the following new clause (5) following clause (4) of Section 5.01:

“(5) the Successor Company becomes party to the Security Documents and takes all actions reasonably necessary or advisable to cause the Liens created by the Pledge Agreement and the Security Agreement to be duly perfected to the extent required by such agreement, including the filing of Uniform Commercial Code financing statements or other filings in such jurisdictions as may be required by the Pledge Agreement and the Security Agreement;”

1.3. Section 6.10 of the Indenture is hereby amended by deleting the phrase “FIRST: to the Trustee for amounts due under Section 7.07;” and replacing it with the following:

“FIRST: to the Trustee and the Collateral Agent for amounts due under Section 7.07 and Section 12.07, respectively;”.

1.4 Section 9.01 of the Indenture is hereby amended as follows:

(i) by (x) deleting the word “or” from the end of clause (8), (y) deleting the period from the end of clause (9) and replace it with the phrase “; or” and (z) adding the following new clauses (10) through (12) following clause (9) of Section 9.01:

“(10) to release Collateral when permitted by this Indenture;

(11) to evidence and provide for the acceptance by appointment of a successor Collateral Agent so long as (i) such successor Collateral Agent is reasonably acceptable to the Trustee and (ii) is otherwise qualified to serve as Collateral Agent; or

(12) to add assets to the Collateral or to amend the Security Documents to secure Additional First Lien Obligations or Junior Lien Obligations to the extent such Obligations are permitted under this Indenture.”

1.5 Section 10.04 of the Indenture is hereby amended by deleting clause (b)(1) thereof in its entirety and replacing it with the following:

“(1) (i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”) assumes all the Obligations of that Guarantor under this Indenture, the Security Documents and its Note Guarantee pursuant to agreements satisfactory to the Trustee and (ii) the Successor Guarantor becomes party to the Security Documents and takes all actions reasonably necessary or advisable to cause the Liens created by the Pledge Agreement and the Security Agreement to be duly perfected to the extent required by such agreement, including the filing of Uniform Commercial Code financing statements or other filings in such

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jurisdictions as may be required by the Pledge Agreement and the Security Agreement; or”

1.6 Section 10.06(a) of the Indenture is hereby amended by (x) deleting the phrase “become, a Guarantor hereunder as set forth in Section 10.06(b) below” and replacing it with the following:

“(A) become a Guarantor hereunder as set forth in Section 10.06(b) below and (B) execute and deliver to the Trustee and the Collateral Agent joinders to the Security Documents and/or additional Security Documents and effect all filings and other actions required by applicable law necessary to or reasonably requested by the Collateral Agent to grant a valid and perfected security interest in the Collateral with respect to such new Material Subsidiary”

1.7 The Indenture is hereby amended by adding the following as new Article 12:

“ARTICLE 12

Security Documents

SECTION 12.01. Security Documents.

(a) The due and punctual payment of the aggregate principal amount of, premium, indemnifications, reimbursements, and interest on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest (to the extent permitted by law) on the Notes and performance of all other obligations of the Company and the Guarantors to the Noteholders, the Trustee or the Collateral Agent under this Indenture shall be secured by Liens and security interests as provided in the Security Documents which the Company and the Guarantors, as the case may be, have entered into. The Company and the Guarantors hereby agree that the Collateral Agent shall hold the Collateral in trust for the benefit of the Secured Parties, in each case pursuant to the terms of the Security Documents.

(b) The Company and each of the Guarantors shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents and shall do or cause to be done all such acts and things as may be required by the provisions of the Security Documents to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby and by the Security Documents, or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company and the Guarantors shall take, or shall cause each of their respective Subsidiaries to take, any and all actions required under the Security Documents, or that the Collateral Agent may

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reasonably request, to create and maintain, as security for the Obligations of the Company and the Guarantors hereunder, a valid and enforceable perfected first priority Lien, subject to Permitted Liens, in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Secured Parties.

(c) To the extent legally permitted, the Company and the Guarantors shall, and shall cause the relevant Restricted Subsidiary to, and the relevant Restricted Subsidiary will promptly execute, acknowledge and deliver such security documents, mortgages, deeds of trust, instruments, certificates, notices and other documents (the “After Acquired Property Documents”) granting to the Collateral Agent, for the benefit of the Secured Parties, Liens over all property or assets (“After Acquired Property”) in respect of which Liens are granted after the Supplemental Indenture Execution Date to secure the Senior Secured Credit Facilities (and any Refinancing Indebtedness thereof) (which Liens shall, to the extent possible under applicable law, be granted at the same time as the Liens in respect of the Senior Secured Credit Facilities), and take such other actions as may be reasonably required, or that the Collateral Agent may reasonably request, to create, perfect, protect, assure or enforce the Liens and benefits intended to be conferred, in each case as contemplated by the Security Documents for the benefit of the Noteholders (it being expressly agreed that the Collateral Agent has no responsibility to monitor, protect or perfect any such Liens or benefits).

(d) The Company and the Guarantors shall do or cause to be done all acts and things that may be required from time to time, or that the Collateral Agent from time to time may reasonably request, to assure and confirm that the Collateral Agent holds, for the benefit of the Secured Parties, duly created and enforceable and perfected Liens upon the Collateral (including any After Acquired Property), in each case as contemplated by, and with the Lien priority required under, the Security Documents.

SECTION 12.02. Recording and Opinions.

(a) The Company shall furnish to the Trustee simultaneously with the execution and delivery of Supplemental Indenture No. 1 an Opinion of Counsel either (i) stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments as is necessary to make effective the Liens intended to be created by the applicable Security Agreement and to perfect the Liens (to the extent perfection is required under the applicable Security Agreement and possible by filing in the jurisdiction of organization), and reciting with respect to the security interests in the Collateral, the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Liens effective or perfected, in each case, subject to customary assumptions and exclusions.

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(b) The Company shall furnish to the Trustee and the Collateral Agent simultaneously with the execution and delivery of the After Acquired Property Documents either (i) stating that, in the opinion of such counsel, all action has been taken with respect to the recording, registering and filing of this Indenture, financing statements or other instruments as is necessary to make effective the Liens intended to be created by the applicable Security Agreement and to perfect the Liens (to the extent perfection is required under the applicable Security Agreement and possible by filing in the jurisdiction of organization), and reciting with respect to the security interests in the Collateral, the details of such action, or (ii) stating that, in the opinion of such counsel, no such action is necessary to make such Liens effective or perfected, in each case, subject to customary assumptions and exclusions.

SECTION 12.03. Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Intercreditor Agreement and this Indenture, the Company and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1) upon repayment in full of the Notes;

(2) upon the legal defeasance of the Notes under Section 8.01(b)(1) hereof, or the covenant defeasance of the Notes under Section 8.01(b)(2) hereof, or if the Company’s obligations under this Indenture are discharged in accordance with Section 8.01;

(3) with respect to the pledge of Capital Stock of a Guarantor, upon the designation by the Company of such Guarantor as an Unrestricted Subsidiary in compliance with the terms of this Indenture;

(4) upon dispositions of Collateral to the extent such dispositions are in compliance with Article 5 and Section 4.06;

(5) with respect to security granted by a Guarantor, upon the release of the Guarantee of such Guarantor in accordance with the terms of this Indenture;

(6) in respect of any portion of the Collateral, upon the release of the Liens on such portion of the Collateral securing the Senior Secured Credit Facilities (other than any release granted as a result of the Discharge of Credit Agreement Obligations (as defined in the Intercreditor Agreement);

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(7) in connection with any enforcement action taken by any Authorized Representative (as defined in the Intercreditor Agreement) pursuant to the terms of the Intercreditor Agreement;

(8) by way of a release and re-taking of security to facilitate the granting of security to secure any Additional First Lien Obligations or Junior Lien Obligations in accordance with the Intercreditor Agreement;

(9) in the event (a) Sirius XM Holdings Inc., or any direct or indirect parent entity of the Company, shall have an Investment Grade Rating from two out of the three Rating Agencies; and (b) no Default or Event of Default shall have occurred and be continuing under the Indenture; and

(10) as described under Section 9.01 or 9.02.

(b) At any time when a Default or Event of Default shall have occurred and be continuing and the maturity of the Notes shall have been accelerated (whether by declaration or otherwise) and the Trustee shall have delivered a notice of acceleration to the Collateral Agent, no release of Collateral pursuant to the provisions of the Security Agreement, or the Intercreditor Agreement, as applicable, shall be effective as against the Secured Parties.

(c) The release of any Collateral from the terms of this Indenture and the Security Agreement and Intercreditor Agreement, as applicable, shall not be deemed to impair the security under this Indenture and the Liens in favor of the Collateral Agent on the remaining Collateral in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the applicable Security Documents.

SECTION 12.04. Certificates of the Company. The Company shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the applicable Security Documents, an Officers’ Certificate and, at the request of the Trustee or Collateral Agent, an Opinion of Counsel, which may be rendered by internal counsel to the Company, to the effect that such accompanying documents constitute all documents required by this Indenture and the applicable Security Documents. The Trustee may, to the extent permitted by Sections 7.01 and 7.02 hereof, accept as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents.

SECTION 12.05. Authorization of Actions to Be Taken by the Trustee Under the Security Agreements and the Intercreditor Agreements. Subject to the provisions of Section 7.01 and 7.02 hereof, the Trustee may, but shall not be obligated to, without the consent of the Secured Parties, direct, on behalf of the Secured Parties, the Collateral Agent to take all actions it deems necessary or appropriate in order to (a) enforce any of the terms of the Security Documents, and (b) collect and receive any and all amounts payable in respect of the

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Obligations of the Company or any Guarantor hereunder. The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents and such suits and proceedings as the Trustee may deem expedient to preserve or protect the interests of the Secured Parties in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Secured Parties). Any action taken by the Trustee under the Intercreditor Agreement with the vote or consent of the Noteholders of at least a majority in aggregate principal amount of the Notes (including Additional Notes, if any) shall constitute an action taken on behalf of all Noteholders or otherwise calculating the amount of indebtedness approving or consenting to a particular matter under the Intercreditor Agreement.

SECTION 12.06. Authorization of Receipt of Funds by the Trustee Under the Security Agreements. The Trustee is authorized to receive any funds for the benefit of the Noteholders distributed under the Security Documents and to make further distributions of such funds to the Noteholders according to the provisions of this Indenture.

SECTION 12.07. Termination of Security Interest. Upon the occurrence of an event set forth in (a) clauses (1) or (2) of Section 12.03 or (b) clause (9) of Section 12.03, the Trustee shall, at the written request of the Company, deliver a certificate to the Collateral Agent stating that such Obligations have been paid in full (with respect to clause (a) of this Section 12.06 only), and instruct the Collateral Agent to release the rights and interests of the Trustee and the Noteholders with respect to the Liens pursuant to this Indenture and the Security Agreement. The Trustee and the Collateral Agent shall deliver to the Company a release of Lien in the Collateral without recourse, representations or warranties and shall do or cause to be done (at the expense of the Company) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable.

SECTION 12.08. Collateral Agent.

(a) The Company and each of the Noteholders, by acceptance of a Note, hereby (i) designates and appoints the Collateral Agent as its agent under this Indenture, the Security Documents and the Intercreditor Agreement, (ii) irrevocably authorizes and directs the Trustee and the Collateral Agent to execute and deliver the Intercreditor Agreement and the Security Documents to which it is a party (whether executed on or after the Supplemental Indenture Execution Date) and all agreements, certificates, documents and instruments incidental thereto, and to perform its obligations, exercise its rights and act in accordance with the terms

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thereof, (iii) appoints and authorizes the Trustee to give and receive notices on its behalf for all purposes under the Intercreditor Agreement, if any, and (iv) consents and agrees to the terms of the Intercreditor Agreement, each Security Document and all other agreements, certificates, documents and instruments relating thereto (including, without limitation, the provisions providing for foreclosure and release of Collateral), as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Collateral Agent accepts the appointment as Collateral Agent and agrees to act as such on the express conditions contained in this Section 12.08. Each Noteholder agrees that any action taken by the Collateral Agent in accordance with the provision of this Indenture, the Intercreditor Agreement and the Security Documents, and the exercise by the Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Noteholders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents and the Intercreditor Agreement, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents and the Intercreditor Agreement to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Noteholder, the Company or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents and the Intercreditor Agreement or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Collateral Agent may perform any of its duties under this Indenture, the Security Documents or the Intercreditor Agreement by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel of its choosing concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated

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hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document or the Intercreditor Agreement or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), (ii) be responsible in any manner to any of the Trustee or any Noteholder for any recital, statement, representation, warranty, covenant or agreement made by the Company or any Guarantor or Affiliate thereof, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents or the Intercreditor Agreement, or in any certificate, report, statement or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Security Documents or the Intercreditor Agreement, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents or the Intercreditor Agreement, or for any failure of Company, any Guarantor or any other party to this Indenture, the Security Documents or the Intercreditor Agreement to perform its obligations hereunder or thereunder or (iii) be liable for interest on any money received by it except as the Collateral Agent may agree in writing with the Company (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law). The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act. None of the Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Noteholder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents or the Intercreditor Agreement or to inspect the properties, books, or records of the Company or any Guarantor or any of their Affiliates.

(d) The Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Company or any Guarantor), independent accountants and other experts and advisors selected by the Collateral Agent. The Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents or the Intercreditor Agreement unless it shall first receive such advice or concurrence in writing of the Trustee or the Noteholders of a majority in aggregate principal amount of the Notes as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Noteholders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents or the

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Intercreditor Agreement in accordance with a request, direction, instruction or consent of the Trustee or the Noteholders of a majority in aggregate principal amount of the then outstanding Notes and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Noteholders.

(e) The Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Noteholders of a majority in aggregate principal amount of the Notes (subject to this Section 12.08 and the Security Documents).

(f) The Collateral Agent may resign at any time by notice to the Trustee and the Company, such resignation to be effective upon the acceptance of a successor agent to its appointment as Collateral Agent. If the Collateral Agent resigns under this Indenture, the Company shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Noteholders of a majority of the aggregate principal amount of the Notes then outstanding, may appoint a successor collateral agent, subject to the consent of the Company (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Company pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Collateral Agent, and the term “Collateral Agent” shall mean such successor collateral agent, and the retiring Collateral Agent’s appointment, powers and duties as the Collateral Agent shall be terminated. After the retiring Collateral Agent’s resignation hereunder, the provisions of this Section 12.08 (and Section 7.07) shall continue to inure to its benefit and the retiring Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Collateral Agent under this Indenture.

(g) U.S. Bank National Association shall initially act as Collateral Agent and shall be authorized to appoint co-Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Intercreditor Agreement, neither the Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral

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or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent such proceeds to be applied by the Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Intercreditor Agreement.

(i) The Collateral Agent is each Noteholder’s agent for the purpose of perfecting the Noteholders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon written request from the Company, the Trustee shall notify the Collateral Agent thereof and promptly shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(j) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Noteholders to assure that the Collateral exists or is owned by the Company or any Guarantor or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all or the Company or any Guarantor’s property constituting collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Collateral Agent pursuant to this Indenture, any Security Document or the Intercreditor Agreement other than pursuant to the written instructions of the Trustee or the Noteholders of a majority in aggregate principal amount of the Notes or as otherwise provided in the Security Documents.

(k) If the Company or any Guarantor (i) incurs any obligations in respect of Additional First Lien Obligations and the holders of such Additional

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First Lien Obligations do not enter into a joinder to the Intercreditor Agreement, or incurs obligations in respect of Junior Lien Obligations at any time when no intercreditor agreement is in effect with respect to Indebtedness having Pari Passu Lien Priority as such Junior Lien Obligations (or, if such intercreditor agreement is in effect but the holders of such Junior Lien Obligations do not enter into a joinder to such intercreditor agreement) and (ii) delivers to the Collateral Agent an Officer’s Certificate so stating and requesting the Collateral Agent to enter into an intercreditor agreement (in the case of Additional First Lien Obligations, on substantially the same terms as the Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Additional First Lien Obligations or Junior Lien Obligations, as the case may be, so incurred, together with an Opinion of Counsel, the Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Company, including legal fees and expenses of the Collateral Agent), bind the Noteholders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the Intercreditor Agreement to be entered into by the Collateral Agent on the Supplemental Indenture Execution Date.

(l) No provision of this Indenture, the Intercreditor Agreement or any Security Document shall require the Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Noteholders (or the Trustee in the case of the Collateral Agent) unless and until it shall have received indemnity satisfactory to the Collateral Agent and the Trustee against potential costs and liabilities incurred by the Collateral Agent relating thereto. Notwithstanding anything to the contrary contained in this Indenture, the Intercreditor Agreement or the Security Documents, in the event the Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Collateral Agent has determined that the Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Collateral Agent shall at any time be entitled to cease taking any action described in this clause if it no longer reasonably deems any indemnity, security or undertaking from the Company or the Noteholders to be sufficient.

(m) Neither the Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or

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other disasters. Neither the Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(n) The Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by the Company or any Guarantor under this Indenture, the Intercreditor Agreement and the Security Documents. The Collateral Agent shall not be responsible to the Noteholders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Intercreditor Agreement or in any certificate, report, statement, or other document referred to or provided for in, or received by the Collateral Agent under or in connection with, this Indenture, the Intercreditor Agreement or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Intercreditor Agreement and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Intercreditor Agreement and the Security Documents. The Collateral Agent shall have no obligation to any Noteholder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Intercreditor Agreement and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Intercreditor Agreement and any Security Documents. The Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Intercreditor Agreement and the Security Documents unless expressly set forth hereunder or thereunder. The Collateral Agent shall not be required to act with discretion and shall have the right at any time to seek instructions from the Trustee or Noteholders with respect to the administration of this Indenture, the Security Documents and the Intercreditor Agreement.

(o) The parties hereto and the Noteholders hereby agree and acknowledge that neither the Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Intercreditor Agreement, the Security Documents or any actions taken

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pursuant hereto or thereto. Further, the parties hereto and the Noteholders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Intercreditor Agreement and the Security Documents, the Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Collateral Agent in the Collateral and that any such actions taken by the Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Collateral Agent or the Trustee’s sole discretion may cause the Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Collateral Agent and the Trustee reserves the right, instead of taking such action, to either resign as the Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Collateral Agent nor the Trustee shall be liable to the Company, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Collateral Agent or the Trustee) other than the Company or the Guarantors, a majority in interest of Noteholders shall direct the Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(p) Upon the receipt by the Collateral Agent of a written request of the Company signed by an Officer (a “Security Document Order”), the Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Noteholder or the Trustee, any Security Document to be executed after the Supplemental Indenture Execution Date. Such Security Document Order shall (i) state that it is being delivered to the Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 12.07(p), and (ii) instruct the Collateral Agent to execute and enter into such Security Document. Any such execution of a Security Document shall be at the direction and expense of the Company, upon delivery to the Collateral Agent of an Officer’s Certificate and Opinion of Counsel stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Noteholders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents.

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(q) After the occurrence and continuance of an Event of Default and subject to the terms of the Security Documents, the Trustee, acting at the written direction of the Noteholders of a majority of the aggregate principal amount of the Notes then outstanding, may direct the Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Intercreditor Agreement.

(r) The Collateral Agent is authorized to receive any funds for the benefit of the Secured Parties distributed under the Security Documents or the Intercreditor Agreement and to the extent not prohibited under the Intercreditor Agreement, and subject to the terms of the Security Documents, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Noteholders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

(s) In each case that the Collateral Agent may or is required hereunder or under any Security Document or any Intercreditor Agreement to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or any Intercreditor Agreement, the Collateral Agent may seek direction from the Noteholders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents. The Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Noteholders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents. If the Collateral Agent shall request direction from the Noteholders of a majority in aggregate principal amount of the then outstanding Notes or other required secured parties pursuant to the Security Documents with respect to any Action, the Collateral Agent shall be entitled to refrain from such Action unless and until the Collateral Agent shall have received written direction from the Noteholders of a majority in aggregate principal amount of the then outstanding Notes, and the Collateral Agent shall not incur liability to any Person by reason of so refraining.

(t) Notwithstanding anything to the contrary contained herein, the Collateral Agent shall act pursuant to the written instructions of the Noteholders and the Trustee or other required secured parties pursuant to the Security Documents, solely with respect to the Security Documents and the Collateral.

(u) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified pursuant to Section 7.07, are extended to, and shall be enforceable by, the Collateral Agent as if the Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.”

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ARTICLE II

MISCELLANEOUS

2.1 GOVERNING LAW. This Supplemental Indenture, the Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

2.2 COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

2.3 EFFECT OF HEADINGS. The Section headings herein are for convenience only and will not affect the construction hereof.

2.4 THE TRUSTEE. The Trustee will not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors.

2.5 CAPITALIZED TERMS. Capitalized terms used herein without definition will have the meanings assigned to them in the Indenture.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first above written.

SIRIUS XM RADIO INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

SATELLITE CD RADIO LLC

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM 1500 ECKINGTON LLC

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM INVESTMENT LLC

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM RADIO LLC

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

XM EMALL INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

[Signature Page to 5.25% Supplemental Notes Indenture]

SIRIUS XM CONNECTED VEHICLE SERVICES HOLDINGS INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

SIRIUS XM CONNECTED VEHICLE SERVICES INC.

By:	/s/ Patrick L. Donnelly
Name: Patrick L. Donnelly
Title: Secretary

[Signature Page to 5.25% Supplemental Notes Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Hazrat R. Haniff
Name: Hazrat R. Haniff
Title: Assistant Vice President

[Signature Page to 5.25% Supplemental Notes Indenture]